Exhibit 99.1

Perspective Therapeutics Provides Recent Business Highlights and Reports Full

Year 2024 Results

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On track for multiple clinical updates through mid-2026, including further progress from two ongoing clinical programs and initiation of therapeutic dosing of one potential new medicine, all based on our next generation targeted radiopharmaceutical technology platform
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Enrollment ongoing for VMT-α-NET, a next generation SSTR2-targeting potential new medicine, with 30 patients enrolled through end of February 2025 in Cohort 2 of the Phase 1/2a trial in neuroendocrine tumors
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Achieved first-in-human combination dosing of a PD-1 inhibitor with one of our potential new medicines, with recent dosing of VMT01 in combination with nivolumab
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IND cleared for PSV359, which targets FAP-α, associated with multiple highly prevalent solid tumors, with patients in need of additional treatment options. First patient dosing expected in mid-2025
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Continued progress on expanding manufacturing capabilities by scaling up manufacturing at existing facilities and building out recently acquired sites, while evaluating additional capacity expansion opportunities
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Cash, cash equivalents and short-term investments of approximately $227M as of December 31, 2024 expected to be sufficient to fund current planned clinical milestones and operational investments into late 2026

SEATTLE, WASHINGTON – March 26, 2025 – Perspective Therapeutics, Inc. (“Perspective,” the “Company,” “we,” “us,” and “our”) (NYSE AMERICAN: CATX), a radiopharmaceutical company that is pioneering advanced treatment applications for cancers throughout the body, today provided a business update and announced full year results for the year ended December 31, 2024.

“I am proud of the achievements we have made so far during 2025 in advancing each of our three clinical-stage, proprietary potential new medicines based on our next generation targeted radiopharmaceutical technology platform,” said Thijs Spoor, Perspective's CEO. “Based on the current pace of recruitment, reception by investigators, as well as progress in establishing a regional network of drug-product finishing facilities, we are on track for multiple clinical updates through mid-2026.”

Program Highlights

VMT-α-NET

Company-sponsored Phase 1/2a trial of [212Pb]VMT-α-NET

We are conducting a multi-center open-label dose escalation, dose expansion study (clinicaltrials.gov identifier NCT05636618) of [212Pb]VMT-α-NET in patients with unresectable or metastatic somatostatin receptor type 2 (SSTR2)-positive neuroendocrine tumors (NETs) who have not received prior radiopharmaceutical therapies (RPT). We received Fast Track Designation for this program from the U.S. Food and Drug Administration (FDA) based on preclinical data for SSTR2-positive NETs regardless of prior treatment response.

Following the initial dosing of two patients in Cohort 1 at 2.5 mCi per dose, regardless of body weight, in late 2023 and subsequent review for dose-limiting toxicity (DLT) during the safety observation period, the Safety Monitoring Committee (SMC) recommended that the study move to Cohort 2 at 5.0 mCi regardless of body weight.

In early 2024, Cohort 2 opened for enrollment and commenced dosing of seven patients. As stated in our August 12, 2024 business update for 2Q 2024, the observation period was completed for DLT in those seven patients. With no DLTs observed and minimal toxicity overall, the SMC recommended escalating further. The SMC also recommended enrolling additional patients at 5 mCi to better understand efficacy and safety.

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Based on FDA interactions prior to the initiation of patient dosing in this study in late 2023, the decision to dose patients in the next cohort will follow consultation and alignment with the FDA. FDA interactions are ongoing with regard to the initiation of the next dosing cohort. Upon alignment, we will communicate to stakeholders regarding how the study will move forward.

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After Cohort 2 reopened for enrollment in August 2024 and through year end 2024, an additional 11 patients were dosed. Thus, a total of 18 patients received treatment in Cohort 2 through December 31, 2024.

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Since the start of 2025 through the end of February 2025, an incremental 12 patients have been dosed. Thus, a total of 30 patients have received treatment in Cohort 2 as of February 28, 2025. Cohort 2 remains open for recruitment.

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By 3Q and 4Q 2025, all patients enrolled through February 28, 2025 will have had the opportunity for at least 32 weeks of follow-up after their initial doses, sufficient time to receive at least one scan after their full treatment (up to four doses every eight weeks), if they receive all four doses of treatment per protocol.

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We plan to submit to scientific congresses updates on patients dosed to date who have had the opportunity to receive at least one scan after their full treatment, in the second half of 2025.

Results with a data cut-off date of January 10, 2025 from the first seven patients enrolled in the study were most recently presented as a poster at the American Society of Clinical Oncology Gastrointestinal Cancers Symposium (ASCO-GI) in January 2025.

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Safety findings: As of the data cut-off date of January 10, 2025, no DLTs, grade 4 or 5 treatment emergent adverse events (TEAEs) or serious adverse events (SAEs) had been reported since the start of the study. No new grade 3 adverse events (AEs) had been observed aside from the two events that were previously reported. No decline in renal function was observed. Hematologic AEs such as decreased lymphocyte count and anemia were all grades 1 and 2. No treatment discontinuations due to AEs had occurred.
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Anti-tumor activities: As of the data cut-off date of January 10, 2025, there was one confirmed response and two unconfirmed responses pending confirmation as defined by RECIST v1.1 in Cohort 2. All three of these patients were in Cohort 2, out of a total of seven patients. Including the two patients enrolled in Cohort 1 (who received a lower administered dose of VMT-α-NET of 2.5 mCi), eight of nine patients remained on study and were without progressive disease. One patient was deemed to have progressive disease after one dose under RECIST v1.1 due to unambiguous progression of non-target lesions.

Investigator-Initiated Clinical Research of [212Pb]VMT-α-NET

We are collaborating with a number of thought leaders to further elucidate the clinical profile of [212Pb]VMT-α-NET through investigator-initiated studies in the U.S. as well as overseas.

Up to Six Weight-Based Doses Regardless of Prior RPT Treatment in India

This is an exploratory first-in-human use of [212Pb]VMT-α-NET in adult patients with histologically confirmed metastatic NETs and medullary thyroid carcinomas in an investigator-led research study. A total of 13 patients were enrolled: 10 patients with gastroenteropancreatic-NETs (GEP-NETs), one patient with breast NETs, and two patients with medullary thyroid carcinomas. All patients received prior treatments, seven of whom received prior RPT treatment. The investigator administered [212Pb]VMT-α-NET at 67 µCi/kg (2.5 MBq/kg) every eight weeks for up to six doses.

The most recent scientific conference presentation by the investigator was during the 37th Annual Congress of the European Association of Nuclear Medicine (EANM) meeting in October 2024.

Two Personalized, Dosimetry-Based Doses in RPT Refractory Patients at the University of Iowa

This is a single site Phase 1 trial evaluating the safety of [212Pb]VMT-α-NET in patients with unresectable or metastatic SSTR2-expressing NETs (clinicaltrials.gov identifier NCT06148636).

Patients being enrolled in the study have either progressed or relapsed after previous therapies, including currently approved RPT. Administered activities were based on targeted renal absorbed doses. For the first three patients who received [212Pb]VMT-α-NET treatment, based upon their individual dosimetry results, they were prescribed 5.3, 7.3, and 13.3 mCi cumulative activity (split equally over 2 cycles), respectively, to reach the cohort target renal dose of 3.5 Gy. Higher levels of targeted renal absorbed doses are in the protocol for subsequent cohorts.

The most recent scientific conference presentation by the investigator was during the Society of Nuclear Medicine and Molecular Imaging (SNMMI) meeting in June 2024.

VMT01

VMT01 is a MC1R-targeted RPT that can be radiolabeled with either 203Pb for patient selection and dosimetry assessments, or 212Pb for alpha particle therapy. We are conducting a multi-center, open-label dose finding, dose expansion study (clinicaltrials.gov identifier NCT05655312) in previously treated patients with histologically confirmed melanoma and MC1R-positive imaging scans.

Initial results as of a data cut-off date of September 4, 2024 were presented at the 21st International Congress of the Society for Melanoma Research (SMR) in October 2024, based on patients treated with 3.0 mCi of [212Pb]VMT01 (Cohort 1) and 5.0 mCi of [212Pb]VMT01 (Cohort 2).

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Safety findings: As of the data cut-off date of September 4, 2024, no DLTs were observed among any patients, and no adverse events led to treatment discontinuation. TEAEs were mostly Grades 1 and 2. None of the four cases of grade 3 TEAEs were deemed to be treatment related as per investigator assessment. There were no grade 4 or 5 TEAEs. No renal toxicities had been reported (there were no clinically significant changes in blood urea nitrogen or serum creatinine).
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Anti-tumor activities: As of the data cut-off date of September 4, 2024, all patients in Cohort 1 had completed three treatments per protocol, with one patient experiencing an unconfirmed RECIST version 1.1 objective response after completion of treatment, and two patients experiencing stable disease at 9 and 11 months from the start of treatment, respectively. In Cohort 2, patients progressed after either the first cycle (three patients) or the second cycle (four patients). These findings are consistent with published and ongoing preclinical studies showing immunostimulatory effects at lower radiation doses.

The SMC reviewed these findings and recommended exploring a lower dose level of 1.5 mCi per dose, both as monotherapy and in combination with the anti-PD-1 antibody nivolumab. The SMC's recommendation allows for the monotherapy and combination cohorts to proceed concurrently.

In March 2025, the first patient was dosed in the combination cohort. The monotherapy cohort is open for recruitment.

PSV359

We designed PSV359 to target and deliver 212Pb to tumor sites expressing fibroblast activation protein-α, or FAP-α, associated with multiple highly prevalent solid tumors, with patients in need of additional treatment options. The targeting moiety may also be radiolabeled with 203Pb or 68Ga (known as PSV377) to detect FAP-α expression in individual patients. Preclinical imaging and therapy as well as human imaging results suggest our proprietary targeting ligand has improved levels of target engagement and uptake in tumors, as well as reduced retention in healthy tissues, which may result in a desirable therapeutic index.

The FDA has completed its review of the investigational new drug application (IND) for PSV359, and issued a “study may proceed” letter in 1Q 2025. Site activation activities are underway, with the study expected to initiate dosing in mid-2025.

Adding to the clinical pipeline

Our discovery team is preparing four additional novel constructs for potential first-in-human imaging. If and when those constructs meet our criteria for further development, we plan to proceed with pre-IND filing activities.

Other Business Highlights

Delivering patient-ready products for clinical trial and commercial operations: To support our current clinical activities and prepare for future commercial operations, we have made significant progress in establishing a regional network of drug-product finishing facilities. These facilities may utilize both 203Pb and 212Pb isotopes. 203Pb is sourced from third-party cyclotron production sites while 212Pb is produced in-house at our regional facilities using our proprietary generator technology. Both isotopes are used to manufacture patient-specific, ready-to-use radiopharmaceuticals through off-the-shelf radiosynthesis modules. The finished products are then delivered to hospitals or treatment sites.

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In 4Q 2024, our second manufacturing facility in Somerset, New Jersey commenced shipment of 212Pb-labeled radiopharmaceuticals. This second facility, equipped with three manufacturing suites that can meet Current Good Manufacturing Practice (cGMP) requirements, joins the Coralville, Iowa, site in supplying investigational products for VMT-α-NET clinical studies. With expanded capacity, the Somerset facility is well-positioned to meet growing clinical trial and future commercial demands across major cancer centers in the Northeastern U.S. Acquired in 1Q 2024, this facility was previously operated by Lantheus Holdings, Inc., and produced the FDA-approved radiopharmaceutical iobenguane I-131 for rare adrenal tumors.
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During 2024, we purchased three buildings, located in the Houston, Texas, Chicago, Illinois, and Los Angeles, California, metropolitan areas for a total of $20.7 million. Modifications and installation of equipment at these facilities are ongoing and we intend to use the buildings for the manufacture of program candidates upon completion.

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In 3Q 2024, we entered into a Master Equipment and Services Agreement (MESA) and statements of work (SOWs) thereunder with Comecer SpA (Comecer), pursuant to which we agreed to purchase from Comecer manufacturing equipment for the production of our radiopharmaceutical products including, but not limited to, isotope processing hot cells and production suites and related equipment (collectively, the Deliverables) and services for installation and validation of the Deliverables at several of our production facilities in the United States. The aggregate consideration for such equipment and services pursuant to the MESA and SOWs is approximately €49.0 million payable in cash, excluding certain incidental costs such as taxes, customs and duties, local transport, insurance and rigging. We may also elect to purchase certain additional equipment and services pursuant to the SOWs. The MESA provides for the payment of certain amounts in installments over the course of the production, installation and validation of the Deliverables.
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In 2Q 2024, the VMT-α-NET program in NETs was selected by the FDA to participate in the Chemistry, Manufacturing, and Controls (CMC) Development and Readiness Pilot (CDRP) program. FDA's CDRP Program was initiated in 2022 to facilitate alignment of CMC development of novel products under IND applications with expedited clinical development timeframes based upon the anticipated clinical benefits of earlier patient access.1

Isotope supply: Our therapeutic isotope, 212Pb, naturally decays from 224Ra, which in turn naturally decays from 228Th. Our supply chain starts with the procurement of 228Th. Currently, we procure 228Th from the U.S. Department of Energy (DOE) under a supply agreement established in January 2021. The amount of 228Th available to us under the 2021 agreement was sufficient to support our clinical trials in 2024. We expect this supply agreement to be able to support our clinical trials in 2025.

From time to time, we may enter into additional purchase orders with the DOE for 228Th to establish longer term reserves of this precursor as we have done on several occasions in 2024 and 2025.

Supply of nivolumab: In 1Q 2024, we entered a clinical trial collaboration agreement with Bristol Myers Squibb to evaluate the safety and tolerability of our [212Pb]VMT01 in combination with nivolumab, developed and marketed by Bristol Myers Squibb as Opdivo®, in patients with histologically confirmed melanoma and positive MC1R imaging scans. The first combination cohort commenced patient dosing in March 2025.

Patent portfolio: Our patent portfolio was further strengthened in 2024 by the issuance of two patents on key assets for which we have exclusive licenses from the University of Iowa. The first patent, issued in the U.S., pertains to the creation of radiopharmaceutical compounds using lead-specific chelators. The full term of this patent expires in June 2037. The second patent, issued in Australia, pertains to VMT01. The full term of this patent expires in June 2037. In addition, since the end of 2024, a patent has been issued in Australia which pertains to the creation of radiopharmaceutical compounds using lead-specific chelators. The full term of this patent expires in April 2039.

Divestiture of legacy brachytherapy business: In 2Q 2024, the Company completed the divestiture of its brachytherapy business, including its radioactive Cesium-131 seed assets and related business infrastructure, to GT Medical Technologies, Inc. (GT Medical). Under the terms of the agreement, GT Medical issued to Perspective 0.5% of its outstanding capital stock on a fully diluted basis as of the divestiture date. Perspective is entitled to certain cash royalties on net sales of Cesium-131 seeds and GT Medical's GammaTile therapy utilizing Cesium-131 from the closing date until 2Q 2028. The Company disclosed pro forma annual financials for continuing operations in a Form 8-K dated April 12, 2024.

Full Year 2024 Financial Summary

Cash, cash equivalents, and short-term investments as of December 31, 2024 were approximately $227 million as compared to $9 million as of December 31, 2023. Based on our current plans, which include advancing current clinical programs based on data readouts, progressing multiple pre-IND assets towards clinical trials, as well as building out regional manufacturing sites, we expect to have sufficient funding into late 2026.

In August 2024, we entered into a Controlled Equity OfferingSM Sales Agreement (2024 ATM Agreement) with Cantor Fitzgerald & Co. and RBC Capital Markets, LLC (each, an ATM Agent, and together, the ATM Agents) pursuant to which we, from time to time, may offer and sell shares (2024 ATM Shares) of our Common Stock, through or to the 2024 ATM Agents having an aggregate sales price of up to $250.0 million. Sales of the 2024 ATM Shares, if any, under the 2024 ATM Agreement may be made in transactions that are deemed to be “at the market offerings” as defined in Rule 415 under the Securities Act of 1933, as amended. We have no obligation to sell any of the 2024 ATM Shares and may at any time suspend offers under the 2024 ATM Agreement or terminate the 2024 ATM Agreement. As of December 31, 2024, we had not completed any transactions pursuant to the 2024 ATM Agreement. On February 18, 2025, we sold 3,379,377 shares of our common stock under the 2024 ATM Agreement at an average price of approximately $3.02 per common share, resulting in gross proceeds of approximately $10.2 million.

As of December 31, 2024, we had 70.7 million shares of common stock, 7.8 million warrants and options to purchase shares of common stock, and 146,425 pre-funded warrants outstanding.

We previously presented our results in two segments: Drug Operations and Brachytherapy. Due to the divestiture of our entire brachytherapy segment to GT Medical in April 2024, the assets and operations of the brachytherapy segment have been classified as discontinued operations in our financial statements. The discussion below pertains to continuing operations unless otherwise noted.

Grant revenue for the year ended December 31, 2024 was approximately $1.5 million, compared to approximately $1.4 million for the year ended December 31, 2023. Grant revenue is derived from our work with the National Institutes of Health.

Research and development expenses were $41.6 million for the year ended December 31, 2024, compared to $21.3 million for the year ended December 31, 2023, an increase of approximately 95%. R&D expenses are supporting the clinical trials for our clinical development assets, manufacturing and CMC activities and our discovery efforts. Management believes that research and development expenses will continue to increase as we continue to invest in the development of novel radiopharmaceutical drugs and products and expand our manufacturing capabilities.

General and administrative expenses were $26.6 million for the year ended December 31, 2024, compared to $21.1 million for the year ended December 31, 2023, an increase of approximately 26%. The increase in general and administrative expenses was primarily due to increased personnel costs as well as increased fees for professional services.

Non-cash, one-time goodwill impairment was $24.1 million for the year ended December 31, 2024. Goodwill arose in connection with the merger of Isoray Medical, Inc. and Viewpoint Molecular Targeting, Inc. which became Perspective. Under generally accepted accounting principles, we perform ongoing analysis to assess the value of our goodwill and other intangible assets. Due to the volatility in the capital markets, particularly in the life sciences capital markets, we performed an impairment analysis as of December 31, 2024. The analysis determined that, due to our low market capitalization, our goodwill was impaired, and we thus expensed the full amount of goodwill that had been recorded on our balance sheet. As part of the impairment analysis, we determined that none of our other assets, including our In Process Research and Development (IPR&D) assets, which comprise our clinical assets and some of our preclinical assets, were impaired.

Total operating expenses for the year ended December 31, 2024 were $92.3 million (including a non-cash, one-time goodwill impair expense of $24.1 million), compared to $42.4 million for the same period in 2023 when there were no impairment charges, an increase of approximately 118%.

Net loss for the year ended December 31, 2024 was $79.3 million, or $1.23 loss per basic and diluted share, compared to a net loss of $46.5 million, or $1.74 per basic and diluted share, for the same period in 2023 after adjusting for the 1-for-10 reverse stock split effected on June 14, 2024.

About Perspective Therapeutics, Inc.

Perspective Therapeutics, Inc. is a radiopharmaceutical development company that is pioneering advanced treatment applications for cancers throughout the body. The Company has proprietary technology that utilizes the alpha-emitting isotope 212Pb to deliver powerful radiation specifically to cancer cells via specialized targeting moieties. The Company is also developing complementary imaging diagnostics that incorporate the same targeting moieties, which provide the opportunity to personalize treatment and optimize patient outcomes. This "theranostic" approach enables the ability to see the specific tumor and then treat it to potentially improve efficacy and minimize toxicity.

The Company's melanoma (VMT01) and neuroendocrine tumor (VMT-α-NET) programs are in Phase 1/2a imaging and therapy trials in the U.S. for the treatment of metastatic melanoma and neuroendocrine tumors, respectively. The Company is growing its regional network of drug product finishing facilities, enabled by its proprietary 212Pb generator, to deliver patient-ready products for clinical trials and commercial operations.

For more information, please visit the Company's website at www.perspectivetherapeutics.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995. Statements in this press release that are not statements of historical fact are forward-looking statements. Words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “estimate,” “believe,” “predict,” “potential,” or “continue” or the negative of these terms or other similar expressions are intended to identify forward-looking statements, though not all forward-looking statements contain these identifying words. Forward-looking statements in this press release include statements concerning, among other things, the Company's ability to pioneer advanced treatment applications for cancers throughout the body; the Company's belief that it will continue to advance and make progress with respect to its clinical-stage and preclinical proprietary radiopharmaceuticals; the Company's belief that it will have multiple clinical updates through mid-2026, including further progress from two ongoing clinical programs and initiation of therapeutic dosing of one new asset based on its next generation targeted radiopharmaceutical technology platform; the Company’s plans to expand its manufacturing facilities by scaling up manufacturing at existing facilities and building out recently acquired sites, while evaluating additional capacity expansion opportunities; the Company's expectation that its current cash, cash equivalents and short-term investments balance will be sufficient to fund its current planned operations and capital investments into late 2026; the Company's ability to develop proprietary technology that utilizes the alpha emitting isotope 212Pb to deliver powerful radiation specifically to cancer cells via specialized targeting moieties; the potential for VMT01 to be administered as monotherapy or in combination with other agents and for the Company to explore different dose levels in connection with its VMT01 trial; the ability for PSV359 to target and deliver 212Pb to tumor sites expressing fibroblast activation protein-α, or FAP-α, associated with a variety of solid tumors; the potential for PSV359 to demonstrate improved levels of target engagement and uptake in tumors and reduced retention in healthy tissues that may result in a desirable therapeutic index; the potential dosing to be initiated for its PSV359 study in mid-2025; the Company’s ability to prepare four novel assets for first-in-human imaging in 2025; the ability of those four novel assets to meet the Company’s criteria for further development and pre-IND filing activities; the Company’s belief that its Somerset facility is well-positioned to meet growing clinical trial and future commercial demands across major cancer centers in the Northeastern U.S.; the Company’s plans to use its facilities in the Houston, Texas, Chicago, Illinois and Los Angeles, California metropolitan areas to manufacture its program candidates; the Company’s belief that its research and development expenses will continue to increase and that it will continue to invest in the development of novel radiopharmaceutical drugs and products and expand its manufacturing capabilities; the ability of the Company’s proprietary technology using the alpha-emitting isotope 212Pb to deliver powerful radiation specifically to cancer cells via specialized targeting moieties; the sufficiency of the 228Th available to the Company under its agreement with the DOE to support its clinical trials in 2025 and its ability to enter into additional purchase orders with the DOE for 228Th; the Company's prediction that complementary imaging diagnostics that incorporate the same targeting moieties provides the opportunity to personalize treatment and optimize patient outcomes; the Company's expectation that its “theranostic” approach enables the ability to see specific tumors and then treat them to potentially improve efficacy and minimize toxicity; the Company’s ability to grow its regional network of drug product finishing facilities, enabled by its proprietary 212Pb generator, to deliver patient-ready products for clinical trials and commercial operations; the Company's ability to obtain precursor isotopes and deploy a proprietary 212Pb generator to extract sufficient quantities of key isotopes for its clinical trial and commercial operations; the Company's clinical development plans and the expected timing thereof; the expected timing for availability and release of data, including from Company-sponsored trials and investigator-initiated trials; expectations regarding the potential market opportunities for the Company's product candidates; the potential functionality, capabilities and benefits of the Company's product candidates and the potential application of these product candidates for other disease indications; the Company's expectations, beliefs, intentions, and strategies regarding the future; the Company's intentions to improve important aspects of care in cancer treatment; and other statements that are not historical fact.

The Company may not actually achieve the plans, intentions, or expectations disclosed in the forward-looking statements and you should not place undue reliance on the forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the Company's actual results to differ materially from the results described in or implied by the forward-looking statements, including, without limitation, the potential that regulatory authorities may not grant or may delay approval for the Company's product candidates; uncertainties and delays relating to the design, enrollment, completion, and results of clinical trials; unanticipated costs and expenses; early clinical trials may not be indicative of the results in later clinical trials; clinical trial results may not support regulatory approval or further development in a specified indication or at all; actions or advice of regulatory authorities may affect the design, initiation, timing, continuation, and/or progress of clinical trials or result in the need for additional clinical trials; the Company's ability to obtain and maintain regulatory approval for the Company's product candidates; delays, interruptions, or failures in the manufacture and supply of the Company's product candidates; the size and growth potential of the markets for the Company's product candidates, and the Company's ability to service those markets; the Company's cash and cash equivalents may not be sufficient to support its operating plan for as long as anticipated; uncertainties regarding the Company's expectations, projections, and estimates regarding expenses, future revenue, capital requirements, and the availability of and the need for additional financing; the Company's ability to obtain additional funding to support its clinical development programs; the availability or potential availability of alternative products or treatments for conditions targeted by the Company that could affect the availability or commercial potential of its product candidates; the ability of the Company to manage growth; the Company's ability to maintain its key employees; the Company’s ability to build out its manufacturing facilities and satisfy manufacturing-related regulatory requirements; sufficient training and use of the Company's products and product candidates; the market acceptance and recognition of the Company's programs and program candidates; the Company's ability to maintain and enforce its intellectual property rights; the Company's ability to maintain its therapeutic isotope supply agreement with the Department of Energy; the Company's ability to continue to comply with the procedures and regulatory requirements mandated by the FDA for additional trials, Phase 1 and 2 approvals, and Fast Track approvals; and any changes in applicable laws and regulations. Other factors that may cause the Company's actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are described under the heading “Risk Factors” in the Company's most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the SEC), in the Company's other filings with the SEC, and in the Company's future reports to be filed with the SEC and available at www.sec.gov. Forward-looking statements contained in this news release are made as of this date. Unless required to do so by law, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Media and Investor Relations Contacts:

Perspective Therapeutics IR:

Annie J. Cheng, CFA

ir@perspectivetherapeutics.com

Russo Partners, LLC

Nic Johnson

PerspectiveIR@russopr.com

Perspective Therapeutics, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except shares and par value data)

	December 31,	December 31,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$61,580	$9,238
Short-term investments	165,336	-
Accounts receivable, net of allowance for doubtful accounts: $543 and $650	116	1,165
Prepaid expenses and other current assets	4,128	1,133
Current assets held for sale, discontinued operations	-	5,301
Total current assets	231,160	16,837
Noncurrent assets:
Property and equipment, net	57,321	5,576
Right-of-use asset, net	2,215	747
Restricted cash	-	182
Intangible assets, in-process research and development	50,000	50,000
Goodwill	-	24,062
Other assets, net	405	487
Total assets	$341,101	$97,891
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$10,343	$6,909
Lease liability	957	46
Accrued personnel expenses	5,478	3,588
Note payable	52	49
Deferred income	1,400	-
Current liabilities of discontinued operations	-	5,072
Total current liabilities	18,230	15,664
Noncurrent liabilities:
Lease liability, net of current portion	1,428	780
Note payable, net of current portion	1,625	1,676
Deferred income, net of current portion	26,600	-
Deferred tax liability	2,495	4,592
Other noncurrent liabilities	55	-
Total liabilities	50,433	22,712
Commitments and contingencies
Stockholders’ equity:
Preferred stock: $0.001 par value; 7,000,000 shares authorized; 5,000,000 designated Series B convertible; no shares issued	-	-
Common stock: $0.001 par value; authorized 750,000,000 shares; issued 70,671,464 and 28,180,985 shares[1]	70	28
Additional paid-in capital[1]	522,368	227,591
Accumulated other comprehensive loss	(51)	-
Accumulated deficit	(231,719)	(152,440)
Total stockholders’ equity	290,668	75,179
Total liabilities and stockholders’ equity	$341,101	$97,891

1.
Amounts for prior periods presented have been retroactively adjusted to reflect the 1-for-10 reverse stock split effected on June 14, 2024.

Perspective Therapeutics, Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Loss

(Dollars and shares in thousands, except per-share amounts)

	Year Ended December 31,
	2024	2023
Grant revenue	$1,454	$1,434

Operating expenses:
Research and development	41,638	21,311
General and administrative	26,613	21,064
Goodwill impairment	24,062	-
Loss on disposal of property and equipment	27	-
Total operating expenses	92,340	42,375

Operating loss	(90,886)	(40,941

Non-operating income (expense):
Interest income	10,515	934
Interest and other expense, net	(48)	(82
Equity in loss of affiliate	(8)	(17
Total non-operating income, net	10,459	835

Net loss from continuing operations	(80,427)	(40,106
Net loss from discontinued operations	(949)	(9,053
Net loss before deferred income tax benefit	(81,376)	(49,159
Deferred income tax benefit	2,097	2,651
Net loss	$(79,279)	$(46,508

Basic and diluted loss per share:
Loss from continuing operations[1]	$(1.22)	$(1.40
Loss from discontinued operations[1]	(0.01)	(0.34
Basic and diluted loss per share[1]	$(1.23)	$(1.74
Weighted-average number of common shares used in computing net loss per share, basic and diluted[1]:	64,425	26,764

Unrealized loss on available-for-sale securities	$(51)	$-
Comprehensive loss	$(79,330)	$(46,508

1. Amounts for prior periods presented have been retroactively adjusted to reflect the 1-for-10 reverse stock split effected on June 14, 2024.

________________________________

1Chemistry, Manufacturing, and Controls Development and Readiness Pilot Program; Program Announcement. https://www.federalregister.gov/documents/2023/09/11/2023-19502/chemistry-manufacturing-and-controls-development-and-readiness-pilot-program-program-announcement. Accessed February 14, 2025.